UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2016

GUESS?, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street, Los Angeles, California 90021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Guess?, Inc. (the “Company”) previously entered into an employment agreement, dated July 11, 2013 and as subsequently amended by a letter agreement dated July 7, 2015, with Paul Marciano, the Company’s Executive Chairman and Chief Creative Officer (the “Current Employment Agreement”). The Current Employment Agreement would expire by its existing terms on January 30, 2016. On January 26, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company approved, and the Company entered into, an amended employment agreement with Mr. Marciano (the “Amended Employment Agreement”), which will take effect on January 31, 2016. The Amended Employment Agreement continues Mr. Marciano’s employment by the Company as its Executive Chairman and Chief Creative Officer on terms substantially similar to those of the Current Employment Agreement with a new term scheduled to continue through January 30, 2019. Consistent with the terms of the Current Employment Agreement, the Amended Employment Agreement provides that Mr. Marciano will be entitled to base salary at an annual rate of $570,000 (subject to annual review by the Board of Directors or the Compensation Committee). The Amended Employment Agreement also provides that Mr. Marciano will continue to be entitled to the same annual incentive bonus opportunity level (expressed as a percentage of base salary) currently in effect, and that Mr. Marciano remains entitled to participate in the Company’s long-term incentive plans and programs as may be in effect from time to time in accordance with the Company’s compensation practices and subject to the discretion of the Compensation Committee.
The foregoing description of the Amended Employment Agreement is qualified in its entirety by reference to the full text of the Amended Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.

10.1	Executive Employment Agreement dated January 26, 2016 between the Company and Paul Marciano.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2016	GUESS?, INC.

By: /s/ VICTOR HERRERO
Victor Herrero
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement dated January 26, 2016 between the Company and Paul Marciano.

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